EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this amendment to current report on Form 8-K, dated December 1, 2007, of our report dated February 17, 2007, except for Note 19 as to which the date is August 23, 2007, on our audits of the consolidated financial statements of FNB Financial Corporation as of and for the years ended December 31, 2006 and 2005.

/s/ BKD, LLP BKD, LLP

Fort Wayne, Indiana
February 6, 2008